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Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED NOTE DUE JUNE 30, 2004

$216,000.00	June 17, 2002 Atlanta, Georgia

        FOR VALUE RECEIVED, the undersigned, Small Town Radio, Inc., a Nevada corporation with its principal place of business at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004 (the "Maker") promises to pay to the order of Wayne Shortridge, an individual resident of the State of Georgia with his principal place of business at 257 Bolling Road, NE, Atlanta, Georgia 30305 (the "Holder"), the principal sum of Two Hundred Sixteen Thousand and No/100 Dollars ($216,000.00) (the "Principal Amount").

TERMS AND CONDITIONS

1.    Principal

        The Maker will pay the Principal Amount due under this Note, in full or in part, to the order of the Holder, on or before June 30, 2004 (the "Maturity Date"). The Principal Amount shall be paid in cash or by wire transfer of funds payable to the order of the Holder, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

2.    Interest

        (a)  Subject to the limitations hereinafter set forth, the disbursed and unpaid principal balances of the indebtedness hereby evidenced shall bear interest prior to maturity at a rate equal to twelve percent (12.0%) per annum and shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 commencing September 30, 2002. Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum effective variable contract rate which may be charged by Holder under applicable law from time to time in effect.

        (b)  In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum effective variable contract rate which may be charged by the Holder under applicable law from time to time in effect.

3.    Prepayment

        This Note may be voluntarily prepaid at any time, or from time to time, by the Maker without notice or penalty. All prepayments received on this Note shall be applied to the reduction of principal.

4.    Security

        This Note is secured by one or more Security Agreement(s) dated as of June 17, 2002 (the "Security Agreement(s)") covering certain assets of the Maker, all as more particularly described in the Security Agreement(s), and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

5.    Place of Payment

        All installments of both principal and interest on this Note shall be made at the principal place of business of the Holder set forth above, or at such other place as the Holder of this Note may designate in writing.

6.    Events of Default

        The occurrence of any one or more of the following events with respect to the Maker, which event is not remedied within 10 days after written notice thereof is given to the Maker by the Holder, shall constitute an event of default hereunder ("Event of Default"):

        (a)  The Maker shall fail to pay when due any payment of principal of or interest on this Note.

        (b)  The Maker shall admit in writing its inability to, or be generally unable to, pay its debts as such debts generally become due.

        (c)  The Maker shall (i) apply for or consent in writing to the appointment of, or, to the extent applicable, the taking of possession by, a receiver, custodian, trustee or liquidator of all or a substantial part of the Maker's assets, (ii) make an assignment for the benefit of his creditors, (iii) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, or composition or readjustment of his debts, (v) fail to controvert, or acquiesce to, any petition filed against it in an involuntary case under the federal Bankruptcy Code which is not dismissed, bonded or discharged within 30 days, or (vi) take any action for the purpose of effecting any of the foregoing.

        (d)  A proceeding or case shall be commenced without the application or consent of the Maker in any court of competent jurisdiction, seeking (i) the composition or readjustment of the Maker's debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such entity of all or any substantial part of the Maker's assets, or (iii) similar relief in respect of its creditors, under any law relating to bankruptcy, insolvency, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 days; or an order for relief against the Maker or any of its assets shall be entered in an involuntary case under the federal Bankruptcy Code.

7.    Remedies

        Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by the Holder), the Holder, at its option, may (a) declare the entire Principal Amount of this Note immediately due and payable, by written notice to the Maker, regardless of any prior forbearance; and (b) exercise any and all rights and remedies available to it under applicable law, including without limitation the right to collect from the Maker all sums due under this Note. The Maker shall pay all costs and expenses incurred by or on behalf of the Holder in connection with the Holder's exercise of any or all of its rights and remedies under this Note, including without limitation attorneys' fees and expenses.

8.    Notice by the Maker

        The Maker shall notify the Holder immediately after the occurrence of any Event of Default of which the Maker acquires knowledge.

9.    Parties in Interest; No Transfer

        This Note shall be binding upon and inure to the benefit of the Holder and the Maker and their legal representatives, successors and permitted assigns. This Note may not be assigned by the Maker without the prior written consent of the Holder. Neither this Note nor any of the Holder's rights and obligations hereunder may be assigned by the Holder without the prior written consent of the Maker.

10.  Amendment

        No provision of this Note may be waived, altered or amended, except by written agreement between the Parties.

11.  Waiver

        Any waiver by the Maker or the Holder of a breach of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

12.  Waiver of Presentment

        The Maker and any endorsers or guarantors hereof waive protest, demand, presentment and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon.

13.  Entire Agreement

        This Note sets forth the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior oral or written agreement between the Parties.

14.  Severability

        If any provision of this Note or the application thereof to any Party or circumstances is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be several in any such instance.

15.  Governing Law; Forum

        (a)  This Note shall be governed and construed according to the internal statutes and laws of the State of Georgia, without reference to any conflicts of law principles thereof, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

        (b)  The parties agree that any appropriate state court located in Fulton County, Georgia, or any federal Court located in Atlanta, Georgia, including without limitation to the United States District Court of Georgia, Atlanta Division, shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

16.  Certain Provisions Relating to Interest

        It is the intention of the Holder and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the Holder ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Holder may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal, so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the Holder and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Holder and the Maker that is in conflict with the provisions of this paragraph.

17.  Waiver of Jury Trial

        TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATED TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP AND THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS NOTE. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING THERETO. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SIGNATURE

        IN WITNESS WHEREOF, the Maker has caused this Note to be executed on the date first set forth above.

SMALL TOWN RADIO, INC., a Nevada corporation
By:	/s/ DANIEL W. HOLLIS Name: Daniel W. Hollis Title: Chairman and Chief Executive Officer

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  Exhibit 4.1
TERMS AND CONDITIONS
SIGNATURE